                                                                   Exhibit 99(a)


                     PEOPLES HERITAGE FINANCIAL GROUP, INC.
                                  NEWS RELEASE

                             ----------------------

                             FOR IMMEDIATE RELEASE
                       FOR FURTHER INFORMATION, CONTACT:
           BRIAN ARSENAULT, VICE PRESIDENT, CORPORATE COMMUNICATIONS
                                 (207) 761-8517

   PEOPLES HERITAGE COMPLETES ACQUISITION OF MORSE, PAYSON & NOYES INSURANCE

         Portland, Maine, October 10, 1997 -- Peoples Heritage Financial Group, Inc. (NASDAQ:PHBK) announced today that it has completed the acquisition of Morse, Payson & Noyes Insurance, Maine's largest insurance broker and one of the 60 largest privately owned insurance companies in the country.

         Morse, Payson & Noyes Insurance, with $125 million in policy premiums and 145 employees, will be operated as an independent wholly-owned subsidiary of Peoples' lead bank, Peoples Heritage Bank. The insurance firm's management team and sales, service and support staff will remain in place.

         "We view an entry into the insurance business as a critical step in maintaining our position has a highly competitive provider of financial services," said William J. Ryan, Peoples' chairman, president and chief executive officer. He said he expected Peoples to eventually expand its insurance operations through the acquisition of other insurance agencies through Morse, Payson & Noyes.

         James J. Kilbride, chairman and chief executive officer of Morse, Payson & Noyes, said that the strength of his company's product offerings and its insurance professionals "will combine with the bank's strong and extensive distribution system to give us an even stronger hand in our competitive business."

         The insurance products offered by Morse, Payson & Noyes include individual property and casualty insurance, including home, auto and personal property; commercial property and casualty insurance; employee benefit insurance; and life, disability and long-term care coverage. It is the largest personal insurance agency in Maine and one of the 25 largest in the country.

         Peoples Heritage Financial Group is a $6 billion multi-bank and financial services holding company headquartered in Portland, Maine. In addition to Peoples Heritage Bank, with 72 banking offices throughout Maine, the company has two other banking subsidiaries: Bank of New Hampshire with 46 banking offices throughout New Hampshire, and Family Bank, with 18 branches in northern Massachusetts and four in southern New Hampshire.